EMPLOYEE LEASING AGREEMENT

Parties: This agreement is between HR Management Systems, Inc. (HRMS) a corporation located at 11501 Charred Oak Drive, Austin, TX 78759 and Green Energy Live, Inc. (GEL), a corporation located at 1740 44th Street, Suite 5-230, Wyoming, MI 49519-6443.

Services: Under the terms of this agreement HRMS will be providing GEL with human resources to provide various business support functions and tasks that include:

• Financial Management and planning
• Accounting & Taxes
• Budgeting and forecasting
• Investor Relations
• Marketing
• Business Development
• Business Prospecting

Fees: The monthly fee for services provided will be cost plus 5%. Costs will include payroll taxes and benefits, which are estimated below. If actual costs vary by more than 10% of the estimated cost then this agreement must be amended and approved by both parties. There is also a one-time retainer fee of $3,000 to be paid by October 12th, 2007. Estimated monthly fees are as follows:

Compensation for services provided by HRMS	$16,500
Estimated Payroll taxes (8%)	$1,500
Estimate Benefit costs	$0
Estimated 5% Fee	$1,000
Estimated total monthly fee	$19,000

Schedule and Term: Payment is to be made via two equal installments on the and 15th of each month beginning with November 1st 2007 and a one time October, 2007 payment of $10,000. Either party may cancel this agreement as long as 30 days written notice is provided. The current scope and fee structure will remain in effect until mutually amended and agreed to by both parties. This agreement replaces any former agreements that exist between HRMS and GEL.

Payment should be made via bank wire to:                     HR Management Systems, Inc.
Routing #: 111025013
Account #: 2000031062918
Wachovia Bank, N.A. Austin, Texas

This contract is agreed to this 9thof October, 2007  , by:

/s/Alex Tawse	/s/Karen Clark
Alex Tawse, President HRMS	Karen Clark, President GEL